

Jean-Michel Basquiat (1960–1988)

Mississippi (1982)



MISSISSIPPI

Jean-Michel Basquiat (b. 1960, New York–d. 1988, New York) is widely celebrated for his inventive visual language that fused graffiti with high art.

INVESTMENT THESIS

Price Appreciation of Similar Works
21.8%

Appraised Value
$20,000,000

Initial Offering
$13,320,000

Similar Sales



$21.6m
$16.2m
$10.8m
$5.4m
$0.0
86
89
92
95
98
01
04
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10
13
16
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 37 years
2020 Auction Sales	significant $116,961,569
Repeat Sales	view

47% Progress

INVEST NOW

DEAL SHEET



Jean-Michel Basquiat (1960–1988)

Mississippi (1982)



Jean-Michel Basquiat (b. 1960, New York–d. 1988, New York) is widely celebrated for his inventive visual language that fused graffiti with high art.

INVESTMENT THESIS

$20,000,000

APPRAISED VALUE

The amount reflects our appraisal of the fair value prior to our commitment to purchase the Painting. Our appraised value is based, in part, on a third-party appraisal. For this particular painting, our appraised value is identical to the third party appraisal.

THIRD PARTY APPRAISAL



$0.0
86 89 92 95 98 01 04 07 10 13 16 19

Initial Offering

$13,320,000

sec.gov/edgar

significant 37 years

significant $116,961,569

view

47% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- Our acquisitions team was able to acquire this work privately after heavy negotiations, and are pleased to be offering it to investors at $13,320,000 — a significant discount to the $20,000,000 fair market appraisal, which is one of our most significant to date.
- Although there are no guarantees, similar paintings have appreciated at 21.8% per year historically.
- *Mississippi* (1982) is a superb early work by Jean-Michel Basquiat that is thematically focused on racial discrimination and civil rights – topics seen repeatedly within Basquiat's short career.
- This work was illustrated in color in a 1983 issue of Interview Magazine (published by Andy Warhol) alongside an editorial interview with Basquiat.
- Basquiat paintings featuring full figures are highly desired by collectors, evidenced by comparable paintings such as *Red Skull* (1982) selling for as high as $21,594,014 in 2017.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.


MISSISSIPPI
MISSISSIPPI
MISSISSIPPI
MISSISSIPPI
MISSISSIPPI

2020 Auction Sales
$116,961,569

2020 Number of Lots Sold
69

BASQUIAT

b. 1960, New York–d. 1988, New York


MISSISSIPPI
MISSISSIPPI
MISSISSIPPI
MISSISSIPPI
MISSISSIPPI

JEAN-MICHEL BASQUIAT (B. 1960, NEW YORK–D. 1988, NEW YORK) IS WIDELY CELEBRATED FOR HIS INVENTIVE VISUAL LANGUAGE THAT FUSED GRAFFITI WITH HIGH ART.

THE PAINTING

Mississippi, 1982

Acrylic and oilstick on two joined canvases

78 × 41 in. (198.1 × 104.1 cm.)

Offering Circular: sec.gov/edgar

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

21.8%

INITIAL OFFERING

$13,320,000

APPRAISED VALUE

$20,000,000

The Painting is a striking example of Jean-Michel Basquiat's figurative work, which derives its title from the repeated text: "MISSISSIPPI", written in white oilstick on the green upper third of the right panel. Two adjoined panels make up the full composition, and on the left, an upright figure is rendered predominantly in black, with its right arm raised above its head. Written five consecutive times on the right panel, the text "MISSISSIPPI" reminds the viewer of Basquiat's interest in the Civil Rights Movement and the ongoing engagement with the topic of race in his work. "MISSISSIPPI" can be found in some of the artist's most important works, such as *Undiscovered Genius of the Mississippi Delta* (1983), which sold for $23,685,000 in 2014 and *Jim Crow* (1986), which sold for €15,007,500 ($17,680,936) in 2017.

The Painting stands at an impressive scale of 78 inches tall by 43 inches wide and was executed on two canvases joined together to form a diptych. Paintings in which Basquiat depicts a single figure are some of the most sought after examples within the artist's larger body of work. As of April 13, 2021, the artist's top two auction records for single figures are led by *Flexible* (1984), which sold for $45,315,000 in 2018 and *Warrior* (1982), which sold for HK$323,600,000 ($41,658,322) in 2021. In 1981, the artist was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled New York/New Wave. Shortly following the show at PS1, Basquiat was offered a studio and stipend by the gallerist Annina Noisei, who organized his first solo show at her eponymous gallery in 1982. That same year, Basquiat travelled to Los Angeles and began to work on his first show for the famed Gagosian Gallery. Throughout his brief and glamorous career, the artist explored the experience of black identity in America, a topic still relevant today. By the time a profile of Basquiat, titled "New Art, New Money," was published in The New York Times Magazine in 1985, his position as one of the most influential artists of the decade had already been solidified.

In 1988, Basquiat was found dead of an overdose in his NoHo loft on Great Jones Street in downtown Manhattan. In 1992, the Whitney Museum in New York held the first retrospective of the late artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018-2019. In 2018, the Brooklyn Museum also hosted a one-work show of *Untitled* (1982), which had sold in 2017 for a record price of $110,487,500. As of April 13, 2021, Jean-Michel Basquiat's auction records remain led by the aforementioned sale of *Untitled* (1982), followed by *Untitled* (1982), which sold for $57,285,000 in 2016 and *Dustheads* (1982), which sold for $48,843,750 in 2013.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$30M
$22M
$15M
$7M
1985
1988
1991
1993
1996
1999
2002
2004
2007
2010
2012
2015
2018
2020


MISSISSIPPI
MISSISSIPPI
MISSISSIPPI
MISSISSIPPI
MISSISSIPPI


PORTRAIT OF 21-YEAR-OLD JEAN MICHEL BASQUIAT BY 95-YEAR-OLD JAMES VAN DER ZEE, THE UNOFFICIAL PHOTOGRAPHER OF THE HARLEM RENAISSANCE FROM 1916 THRU THE LATE 1960s.
Art: from subways to Soho
Jean Michel Basquiat
by
Henry Geldzahler
MISSISSIPPI
MISSISSIPPI
MISSISSIPPI
MISSISSIPPI
JEAN-MICHEL BASQUIAT, "MISSISSIPPI," 1982, ACRYLIC ON CANVAS

The Painting was illustrated in color in the January 1983 issue of Interview Magazine as part of a feature on Jean-Michel Basquiat, titled "Art: From Subways to SoHo" by Henry Geldzahler, who at one time had been the Curator of Contemporary Art at the Metropolitan Museum of Art in New York.


MISSISSIPPI
MISSISSIPPI
MISSISSIPPI
MISSISSIPPI

Signed, titled and dated "*MISSISSIPPI' BASQUIAT 82*' on the reverse.

Jean-Michel Basquiat was without a doubt one of the most important and influential post-modern artists in the world. The Brooklyn Nets, an NBA team, and Coach, a luxury fashion brand, are just a few of the many brands who have collaborated with the estate of the Brooklyn-born artist.


HONDA
BARCLAYS CENTER
BRKLYN


HEY!
JOHN THE REVELATOR
SAVOY
COACH


"I don't think about art when I'm working—
I TRY TO THINK ABOUT LIFE."

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: paintings created between 1981 and 1983 that feature a clear main central figure with face or central face painted in crisp, thick bold lines on a developed composition that is at least 40 inches by 40 inches and no larger than 100 inches by 100 inches. The comparative set includes "Jim Crow" (1986), which was made in a later period, but draws upon similar references to the Painting, and excludes less developed compositions, highly detailed and very complex figures, major self-portraits, and sales of works over $40.0 million. Where the buyer's premium was unavailable due to incomplete data, the prevailing buyer's premium at the time of sale was applied. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 21.8% CAGR implied from selected sales occurring from November 11, 1986 to December 7, 2020.

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